Exhibit 99.1
CLEAR CHANNEL OUTDOOR HOLDINGS, INC. REPORTS
RESULTS FOR 2021 SECOND QUARTER
AND ANNOUNCES CEO SUCCESSION PLAN
----------------
San Antonio, TX, July 29, 2021 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) today reported financial results for the quarter ended June 30, 2021, including better than anticipated revenue, and announced that William Eccleshare will assume the new role of Executive Vice Chairman on January 1, 2022 and Scott Wells will become Chief Executive Officer at that time.
“Our second quarter top line performance, which exceeded the combined guidance provided, improved with each month as the quarter progressed, and we are continuing to see positive momentum build in our business as the rebound takes shape across our footprint,” said William Eccleshare, Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. “In the third quarter, all of our business segments are growing well ahead of last year with some markets now beginning to exceed 2019 levels, reflecting the easing of remaining mobility restrictions across the majority of our markets, pent-up advertising demand and the strength of our value proposition.
“With advertisers returning, we are in a stronger position to capitalize on the growth potential of our out-of-home platform and believe our top line growth will continue to improve. Our strategy remains focused on investing in technology to drive growth in our higher-margin markets, particularly in the Americas, maintaining our financial flexibility and taking the necessary steps to de-lever our balance sheet when we fully recover from the impact of the pandemic.
“With the business showing clear signs of recovery, I believe now is the right time to implement our succession plan and for me to transition from the operational leadership of the business and assume the new role of Executive Vice Chairman, as of January 1, 2022, supporting the management transition and leading strategic M&A activity.
“I am also delighted to announce that Scott Wells will take over as CEO of the Company at the same time, while continuing in his current role as CEO of Clear Channel Outdoor Americas and joining me on the CCO Board. Scott has outstanding previous experience and a proven track record leading the Americas segment’s technology and data-driven transformation strategy, resulting in strong growth. I look forward to our continued partnership and collaboration and seeing the Company thrive under his leadership in this next important chapter for the Company.”
Financial Highlights:
Financial highlights for the second quarter of 2021, as compared to the same period of 2020:
Americas:
•Revenue up 36.0% to $271.6 million.
•Segment Adjusted EBITDA1 up 170.6% to $127.2 million.
Europe:
•Revenue up 130.2% to $247.1 million. Revenue, excluding movements in foreign exchange rates ("FX"), up 108.8% to $224.2 million.
•Segment Adjusted EBITDA1 up 102.5% to $1.7 million. Segment Adjusted EBITDA1, excluding movements in FX, up 103.1% to $2.2 million.
1     See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for an explanation of this financial measure.

Second Quarter Activity:
During the second quarter of 2021, we saw positive trends in revenue for each of our segments as global reported daily COVID-19 cases declined and mobility levels continued to increase. Although revenues continue to remain below historic norms throughout much of our business, our quarterly results reflect both year-over-year and sequential quarter increases in revenue.
•In our Americas segment, we have seen significant increases in revenue across most products, primarily driven by strength in our billboard inventory, particularly digital. This was slightly offset by the performance of our airport display revenue, which has been the most significantly impacted by COVID-19.
•In our Europe segment, the relaxation of COVID-19 restrictions led to significant improvements in our revenue performance during the second quarter of 2021, with sequential improvements in each month. We saw the largest recovery in revenue from roadside structures while revenue from transit displays is recovering more slowly.
•In April, we revised the Europe portion of our international restructuring plan. We expect this portion of the plan to be substantially complete by the end of the first quarter of 2023 with total charges, including charges already incurred, in a range of approximately $51 million to $56 million. We expect the Europe portion of the plan to result in pre-tax annual cost savings in excess of $28 million.
•In May, we entered into a second amendment to the Senior Secured Credit Agreement to, among other things, extend the suspended springing financial covenant through December 31, 2021 and further delay the scheduled financial covenant step-down until September 30, 2022.
•In June, we issued $1.05 billion aggregate principal amount of 7.5% Senior Notes due 2029 (the “CCOH 7.5% Senior Notes”) and used the net proceeds to redeem the remaining outstanding 9.25% Senior Notes due 2024 (the “CCWH Senior Notes”). Additionally, a non-guarantor European subsidiary borrowed approximately $35.6 million through a state-guaranteed loan program established in response to COVID-19.
As of June 30, 2021, we had $564.0 million of cash on our balance sheet.
Current Activity and Guidance:
While we continue to experience customer advertising buying decisions later in the buying cycle, we are currently seeing a significant increase in bookings across all segments of the business. For the third quarter, we expect Americas revenue to be between $315 million and $325 million, with Segment Adjusted EBITDA margin percentage returning close to the Q3 2019 level of 41.6%. Excluding the impact of movements in foreign exchange rates, we expect Europe revenue to be between $245 million and $255 million.
The restructuring charges described above are preliminary estimates; actual amounts may be materially different from these estimates, and there is no guarantee that we will achieve the cost savings that we expect. As such, we will consider expanding or implementing further cost savings initiatives throughout 2021 as circumstances warrant. The third quarter expected results described above may be impacted by factors outside of the Company’s control, such as the continuing impacts from COVID-19, and actual results may be materially different from this guidance.
See “Cautionary Statement Concerning Forward-Looking Statements.”

Results:
Revenue:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2021	2020		2021	2020
Revenue:
Americas	$271,620	$199,700	36.0%	$483,504	$495,487	(2.4)%
Europe	247,124	107,346	130.2%	396,648	319,036	24.3%
Other	12,338	7,860	57.0%	21,838	51,192	(57.3)%
Consolidated Revenue	$531,082	$314,906	68.6%	$901,990	$865,715	4.2%

Revenue excluding movements in FX1:
Americas	$271,620	$199,700	36.0%	$483,504	$495,487	(2.4)%
Europe	224,160	107,346	108.8%	361,270	319,036	13.2%
Other	11,431	7,860	45.4%	21,453	51,192	(58.1)%
Consolidated Revenue excluding movements in FX	$507,211	$314,906	61.1%	$866,227	$865,715	0.1%
1See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for explanations of these financial measures.
Revenue for the second quarter of 2021, as compared to the same period of 2020:
Americas: Revenue up 36.0%:
•Revenue up across all products, with the exception of airport displays
◦Airport display revenue down 4.7% to $24.6 million from $25.8 million
•Total digital revenue up 73.8% to $85.2 million from $49.0 million; digital revenue from billboards, street furniture and spectaculars up 97.6% to $74.8 million from $37.8 million
•National sales comprised 37.1% and 37.3% of total revenue for the three months ended June 30, 2021 and 2020, respectively.
Europe: Revenue up 130.2%; excluding movements in FX, up 108.8%:
•Revenue up in all countries, most notably France and the U.K.
•Digital revenue up 188.6% to $80.3 million from $27.8 million; digital revenue, excluding movements in FX, up 159.6% to $72.2 million from $27.8 million
Other: Revenue up 57.0%; excluding movements in FX, up 45.4%:
•We sold our Clear Media business on April 28, 2020.
•Revenue from our Latin America business was $12.3 million and $3.4 million for the three months ended June 30, 2021 and 2020, respectively, and $21.8 million and $21.9 million for the six months ended June 30, 2021 and 2020, respectively.

Direct Operating and SG&A Expenses:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2021	2020		2021	2020
Direct operating & SG&A expenses[1]:
Americas	$144,896	$153,729	(5.7)%	$293,582	$342,281	(14.2)%
Europe	261,054	177,322	47.2%	479,903	404,049	18.8%
Other	13,139	23,190	(43.3)%	26,464	81,884	(67.7)%
Consolidated Direct operating & SG&A expenses[2]	$419,089	$354,241	18.3%	$799,949	$828,214	(3.4)%

Direct operating & SG&A expenses excluding movements in FX3:
Americas	$144,896	$153,729	(5.7)%	$293,582	$342,281	(14.2)%
Europe	236,210	177,322	33.2%	436,622	404,049	8.1%
Other	12,283	23,190	(47.0)%	26,332	81,884	(67.8)%
Consolidated Direct operating & SG&A expenses excluding movements in FX	$393,389	$354,241	11.1%	$756,536	$828,214	(8.7)%
1Direct operating and SG&A expenses as included throughout this earnings release refers to the sum of direct operating expenses (excluding depreciation and amortization) and selling, general and administrative expenses (excluding depreciation and amortization).
2Restructuring and other costs included within Direct operating and SG&A expenses were $16.1 million and $2.3 million during the three months ended June 30, 2021 and 2020, respectively, and $18.8 million and $4.1 million during the six months ended June 30, 2021 and 2020, respectively. Included within restructuring and other costs for the three and six months ended June 30, 2021 were severance costs of $15.5 million and $17.2 million, respectively, related to the restructuring plans to reduce headcount.
3See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for explanations of these financial measures.
Direct operating and SG&A expenses for the second quarter of 2021, as compared to the same period of 2020:
Americas: Direct operating and SG&A expenses down 5.7%:
•Site lease expense down 14.2% to $76.6 million from $89.3 million due to negotiated rent abatements
•Lower credit loss expense
•Partially offset by higher compensation costs driven by improvements in operating performance
Europe: Direct operating and SG&A expenses up 47.2%; excluding movements in FX, up 33.2%:
•Site lease expense up 42.6% to $111.0 million from $77.8 million; site lease expense, excluding movements in FX, up 28.9% to $100.3 million from $77.8 million due to lower negotiated rent abatements, higher revenue and new contracts
•Compensation expense increased as we ceased temporary operating cost savings initiatives implemented in the prior year, experienced a reduction in governmental support and wage subsidies, and incurred higher commissions
•Incurred severance and related costs of $15.5 million for the restructuring plan to reduce headcount
Other: Direct operating and SG&A expenses down 43.3%; excluding movements in FX, down 47.0%:
•Sold Clear Media business on April 28, 2020
•Direct operating and SG&A expenses from our Latin America business were $13.1 million and $9.2 million for the three months ended June 30, 2021 and 2020, respectively, and $26.5 million and $25.8 million for the six months ended June 30, 2021 and 2020, respectively.

Corporate Expenses:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2021	2020		2021	2020
Corporate expenses[1]	$37,728	$32,665	15.5%	$71,770	$69,003	4.0%
Corporate expenses excluding movements in FX2	$36,020	$32,665	10.3%	$69,332	$69,003	0.5%
1.Restructuring and other costs included within corporate expenses were $2.5 million and $3.1 million during the three months ended June 30, 2021 and 2020, respectively, and $7.1 million and $8.3 million during the six months ended June 30, 2021 and 2020, respectively. Included within these restructuring and other costs for the three and six months ended June 30, 2021 were severance and related costs of $0.2 million and $1.1 million, respectively, related to the restructuring plans to reduce headcount.
2.See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for an explanation of this financial measure.
Corporate expenses for the second quarter of 2021, as compared to the same period of 2020:
Corporate expenses up 15.5%; excluding movements in FX, up 10.3%:
•Higher variable incentive compensation related to improvements in operating performance
•Higher share-based compensation expense
•Reduction in operating cost savings initiatives including temporary salary reductions
Net Loss:
Consolidated net loss was $124.4 million and $142.6 million during the three months ended June 30, 2021 and 2020, respectively, and $457.9 million and $431.8 million during the six months ended June 30, 2021 and 2020, respectively.
•Impairment charges on indefinite-lived permits of $119.0 million and $123.1 million recognized during six months ended June 30, 2021 and 2020, respectively, primarily driven by increases in the discount rate and reductions in projected cash flows due to COVID-19
•Gain of $75.2 million on sale of Clear Media recognized in second quarter of 2020
•Losses on extinguishment of debt of $51.7 million and $102.8 million recognized during three and six months ended June 30, 2021, respectively, related to redemption of the CCWH Senior Notes

Adjusted EBITDA1:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2021	2020		2021	2020
Segment Adjusted EBITDA[1]:
Americas	$127,221	$47,019	170.6%	$191,441	$154,977	23.5%
Europe	1,744	(68,819)	102.5%	(65,885)	(82,930)	20.6%
Other[2]	(921)	(15,255)	94.0%	(4,746)	(30,442)	84.4%
Total Segment Adjusted EBITDA	128,044	(37,055)	445.6%	120,810	41,605	190.4%
Adjusted Corporate expenses[1]	(30,762)	(26,420)	16.4%	(56,199)	(53,789)	4.5%
Adjusted EBITDA[1]	$97,282	$(63,475)	253.3%	$64,611	$(12,184)	630.3%

Segment Adjusted EBITDA excluding movements in FX1:
Americas	$127,221	$47,019	170.6%	$191,441	$154,977	23.5%
Europe	2,165	(68,819)	103.1%	(59,574)	(82,930)	28.2%
Other	(968)	(15,255)	93.7%	(4,995)	(30,442)	83.6%
Total Segment Adjusted EBITDA	128,418	(37,055)	446.6%	126,872	41,605	204.9%
Adjusted Corporate expenses excluding movements in FX1	(29,328)	(26,420)	11.0%	(54,413)	(53,789)	1.2%
Adjusted EBITDA excluding movements in FX1	$99,090	$(63,475)	256.1%	$72,459	$(12,184)	694.7%
1See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for explanations of these financial measures.
2Our Latin America business represented ($0.9) million and ($5.7) million of Other Segment Adjusted EBITDA for the three months ended June 30, 2021 and 2020, respectively, and ($4.7) million and ($3.8) million of Other Segment Adjusted EBITDA for the six months ended June 30, 2021 and 2020, respectively.
Capital Expenditures:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2021	2020		2021	2020
Capital expenditures:
Americas	$18,406	$8,405	119.0%	$24,131	$31,896	(24.3)%
Europe	9,256	9,327	(0.8)%	17,306	19,422	(10.9)%
Other	907	2,043	(55.6)%	2,220	8,385	(73.5)%
Corporate	3,279	3,620	(9.4)%	6,109	7,260	(15.9)%
Consolidated capital expenditures	$31,848	$23,395	36.1%	$49,766	$66,963	(25.7)%

Operating Highlights:
Americas:
•Our Americas segment entered into a partnership with Rockbot to deliver custom local and national content across our airport-based digital networks, including sports, news, entertainment and lifestyle content from leading brands all localized to each city, as well as real-time cloud-based digital signage, providing our airport partners with the ability to message travelers and concession operators.
•Americas markets deployed 26 new digital billboards in the second quarter, for a total of more than 1,500 digital billboards at June 30, 2021. Our Americas segment had more than 2,100 digital billboards and street furniture displays at June 30, 2021.
Europe:
•In Belgium, we were awarded a new 10-year outdoor advertising contract covering Belgium’s train stations. As a national leader in the digital out-of-home space, with digital screens in more than 46 cities, our platform reaches an audience of over 8 million travelers across Belgium. We ultimately plan to grow our digital presence to 800 screens located in more than 100 stations across the country.
•In France, we won the street furniture contract for Aix-en-Provence, a city of over 140,000 people. The 13-year contract includes the installation and operation of 286 advertising displays, including 20 digital street furniture units. This award builds on our already strong presence in our largest European market, consolidating our presence in France’s major urban centers.
•In Barcelona, we renewed the outdoor advertising contract covering the bus stops across the city. The new contract is for two years and is renewable annually for up to two more years, supporting the continuity of our platform, which we have been managing successfully since 2016. The contract also includes coverage of Port Vell, which we have maintained since 2014. Overall, we now operate 5,000 advertising faces in the Barcelona metropolitan area and expect to surpass 150 digital street furniture units by year-end, reaching an audience of 4.5 million people.
•European markets added 68 new digital displays in the second quarter, for a total of more than 16,600 digital displays at June 30, 2021.
Other:
•Our Latin American markets had more than 800 digital displays at June 30, 2021.
Clear Channel International B.V. ("CCIBV")
Our Europe segment consists of the businesses operated by CCIBV and its consolidated subsidiaries. Accordingly, the revenue for our Europe segment is the same as the revenue for CCIBV. Europe Segment Adjusted EBITDA, the segment profitability metric reported in our financial statements, does not include an allocation of CCIBV's corporate expenses that are deducted from CCIBV's operating income (loss) and Adjusted EBITDA.
As discussed above, Europe and CCIBV revenue increased $139.8 million during the second quarter of 2021 compared to the same period of 2020, to $247.1 million. After adjusting for a $23.0 million impact from movements in foreign exchange rates, Europe and CCIBV revenue increased $116.8 million.
CCIBV operating loss was $40.0 million in the second quarter of 2021 compared to $99.5 million in the same period in 2020.
Also, as discussed above, one of our non-guarantor European subsidiaries entered into an unsecured loan of approximately $35.6 million through a state-guaranteed loan program established in response to COVID-19.
For a discussion of revenue and direct operating and SG&A expenses driving CCIBV’s Adjusted EBITDA, see the discussion of our Europe Segment Adjusted EBITDA in this earnings release.

Liquidity and Financial Position:
Cash and Cash Equivalents:
As of June 30, 2021, we had $564.0 million of cash on our balance sheet, including $200.7 million of cash held outside the U.S.

(In thousands)	Six Months Ended June 30,
2021
Net cash used for operating activities	$(232,244)
Net cash used for investing activities	(47,112)
Net cash provided by financing activities	57,632
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(44)
Net decrease in cash, cash equivalents and restricted cash	$(221,768)

Cash paid for interest	$211,982
Cash paid for income taxes, net of refunds	$1,732
Debt:
In February 2021, we issued $1.0 billion aggregate principal amount of 7.75% Senior Notes due 2028 and used the net proceeds to redeem $940.0 million aggregate principal amount of our CCWH Senior Notes in March, and in June 2021, we issued $1.05 billion aggregate principal amount of CCOH 7.5% Senior Notes and used the net proceeds to redeem the remaining outstanding $961.5 million aggregate principal amount of the CCWH Senior Notes.
In June 2021, one of our non-guarantor European subsidiaries entered into an unsecured loan of approximately $35.6 million with a third-party lender through a state-guaranteed loan program established in response to COVID-19. The term of this unsecured loan will range from one to six years depending upon our election, which must be made by the end of June 2022. At the end of the first year of the loan, we will be required to pay a fee of 0.5% of the amount of the loan. Interest rates for subsequent periods will be negotiated with the lender upon determination of the loan term.
Principal payments on our Term Loan Facility are due quarterly. During the six months ended June 30, 2021, we made principal payments on our Term Loan Facility totaling $10.0 million and expect to make additional principal payments of $10.0 million on the Term Loan Facility during the remainder of 2021. Our next material debt maturity is in 2024 when the outstanding balance of $130.0 million under the Revolving Credit Facility is due; however, at our option, we may redeem or repay a portion of our outstanding debt prior to maturity in accordance with the terms of our debt agreements.
We anticipate having approximately $175.0 million of cash interest payment obligations during the remainder of 2021 and $324.0 million of cash interest payment obligations in 2022, assuming we do not refinance or incur additional debt.
Refer to Table 3 in this press release for additional detail regarding the outstanding debt balance.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$531,082	$314,906	$901,990	$865,715
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	306,224	254,553	589,514	604,822
Selling, general and administrative expenses (excludes depreciation and amortization)	112,865	99,688	210,435	223,392
Corporate expenses (excludes depreciation and amortization)	37,728	32,665	71,770	69,003
Depreciation and amortization	62,567	66,192	124,419	141,945
Impairment charges	—	—	118,950	123,137
Other operating income, net[1]	(1,740)	(69,600)	(1,623)	(63,579)
Operating income (loss)	13,438	(68,592)	(211,475)	(233,005)
Interest expense, net	(90,242)	(88,742)	(182,935)	(178,884)
Loss on extinguishment of debt	(51,656)	—	(102,757)	—
Other income (expense), net	3,631	(4,490)	10,185	(23,379)
Loss before income taxes	(124,829)	(161,824)	(486,982)	(435,268)
Income tax benefit	428	19,221	29,125	3,442
Consolidated net loss	(124,401)	(142,603)	(457,857)	(431,826)
Less amount attributable to noncontrolling interest	179	(5,405)	(924)	(17,137)
Net loss attributable to the Company	$(124,580)	$(137,198)	$(456,933)	$(414,689)
1.Other operating income, net, for the three and six months ended June 30, 2020 includes a gain recognized on the sale of Clear Media of $75.2 million.
Weighted Average Shares Outstanding

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Weighted average common shares outstanding – Basic and Diluted	468,847	464,474	467,364	463,970
TABLE 2 - Selected Balance Sheet Information:

(In thousands)	June 30, 2021	December 31, 2020
Cash and cash equivalents	$563,993	$785,308
Total current assets	1,140,851	1,334,760
Net property, plant and equipment	817,145	888,824
Total assets	5,356,311	5,755,273
Current liabilities (excluding current portion of long-term debt)	1,019,656	1,068,810
Long-term debt (including current portion of long-term debt)	5,741,646	5,572,286
Stockholders’ deficit	(3,252,222)	(2,782,602)

TABLE 3 - Total Debt:

(In thousands)	June 30, 2021	December 31, 2020
Debt:
Term Loan Facility	$1,965,000	$1,975,000
Revolving Credit Facility[1,2]	130,000	130,000
Receivables-Based Credit Facility[1,2]	—	—
Clear Channel Outdoor Holdings 5.125% Senior Secured Notes Due 2027	1,250,000	1,250,000
Clear Channel Outdoor Holdings 7.75% Senior Notes Due 2028[3]	1,000,000	—
Clear Channel Outdoor Holdings 7.5% Senior Notes Due 2029[4]	1,050,000	—
Clear Channel Worldwide Holdings 9.25% Senior Notes Due 2024[3,4]	—	1,901,525
Clear Channel International B.V. 6.625% Senior Secured Notes Due 2025	375,000	375,000
Other debt[5]	41,136	6,763
Original issue discount	(7,644)	(8,296)
Long-term debt fees	(61,846)	(57,706)
Total debt[6]	5,741,646	5,572,286
Less: Cash and cash equivalents	(563,993)	(785,308)
Net debt	$5,177,653	$4,786,978
1As of June 30, 2021, the Company had $43.2 million of letters of credit outstanding and $1.8 million of excess availability under the Revolving Credit Facility and $62.2 million of letters of credit outstanding and $49.9 million of excess availability under the Receivables-Based Credit Facility.
2Under the Senior Secured Credit Agreement, as amended, we are required to maintain minimum cash on hand and availability under the Revolving Credit Facility and Receivables-Based Credit Facility of $150 million for all reporting periods through delivery of the March 31, 2022 springing financial covenant calculation.
3On February 17, 2021, the Company issued $1.0 billion aggregate principal amount of 7.75% Senior Notes due 2028. On March 4, 2021, the Company used the net proceeds from this issuance to cause Clear Channel Worldwide Holdings, Inc. (“CCWH”), a subsidiary of the Company, to redeem $940.0 million aggregate principal amount of its 9.25% Senior Notes due 2024 (“CCWH Senior Notes”) at a redemption price equal to 104.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.
4On June 1, 2021, the Company issued $1.05 billion aggregate principal amount of 7.5% Senior Notes due 2029. On June 16, 2021, the Company used the net proceeds from this issuance to cause CCWH to redeem all of the outstanding $961.5 million aggregate principal amount of its CCWH Senior Notes at a redemption price equal to 104.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.
5On June 29, 2021, one of the Company’s non-guarantor subsidiaries within its Europe segment entered into a state-guaranteed loan of €30.0 million, or approximately $35.6 million at current exchange rates, with a third-party lender. The term of this unsecured loan, which is guaranteed by the government of that country, will range from one to six years depending upon the Company’s election, which must be made by June 29, 2022. The loan bears an interest rate of 0% during the first year, but the Company must pay a fee relating to the state guarantee equal to 0.5% of the amount of the loan. If the Company elects to extend the loan past the first year, the Company will negotiate interest rates with the lender, and the annual cost of the guarantee will increase to 1.0% for the second and third years and 2.0% for the remainder of the loan term. The Company may generally prepay the loan in part or in full without penalty.
6The current portion of long-term debt was $21.3 million and $21.4 million as of June 30, 2021 and December 31, 2020, respectively.

Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA:
A significant portion of the Company's advertising operations is conducted in foreign markets, principally Europe, and management reviews the results from its foreign operations on a constant dollar basis. The Company presents the non-GAAP financial measures of revenue excluding movements in FX, direct operating and SG&A expenses excluding movements in FX, corporate expenses excluding movements in FX, and Adjusted EBITDA (as defined below) excluding movements in FX because management believes that viewing certain financial results without the impact of fluctuations in foreign currency rates facilitates period-to-period comparisons of business performance and provides useful information to investors. These non-GAAP financial measures, which exclude the effects of foreign exchange rates, are calculated by converting the current period's amounts in local currency to U.S. dollars using average foreign exchange rates for the comparable prior period.
The Company presents Adjusted EBITDA because the Company believes Adjusted EBITDA helps investors better understand the Company’s operating performance as compared to other out-of-home advertisers and is widely used in practice. The Company defines Adjusted EBITDA as consolidated net income (loss), plus: income tax expense (benefit); all non-operating expenses (income), including other expense (income), net, loss on extinguishment of debt, and interest expense, net; other operating expense (income), net; impairment charges; depreciation and amortization; non-cash compensation expenses included within corporate expenses; and restructuring and other costs included within operating expenses. Restructuring and other costs include costs associated with cost savings initiatives such as severance, consulting and termination costs, and other special costs. The Company uses Adjusted EBITDA as one of the primary measures for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. The Company believes Adjusted EBITDA is useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management and helps improve investors' ability to understand the Company’s operating performance, making it easier to compare the Company's results with other companies that have different capital structures or tax rates. In addition, the Company believes Adjusted EBITDA is among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. As part of the calculation of Adjusted EBITDA, the Company also presents the non-GAAP financial measure of Adjusted Corporate expenses, which the Company defines as corporate expenses excluding restructuring and other costs and non-cash compensation expense.
Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance or, in the case of Adjusted EBITDA, the Company’s ability to fund its cash needs. In addition, Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies. Users of this non-GAAP financial information should consider the types of events and transactions that are excluded.
As required by the SEC rules, the Company provides reconciliations below to the most directly comparable measures reported under GAAP, including (i) consolidated net loss to Adjusted EBITDA and (ii) corporate expenses to Adjusted Corporate expenses.
Reconciliation of Consolidated Net Loss to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Consolidated net loss	$(124,401)	$(142,603)	$(457,857)	$(431,826)
Adjustments:
Income tax benefit	(428)	(19,221)	(29,125)	(3,442)
Other (income) expense, net	(3,631)	4,490	(10,185)	23,379
Loss on extinguishment of debt	51,656	—	102,757	—
Interest expense, net	90,242	88,742	182,935	178,884
Other operating income, net	(1,740)	(69,600)	(1,623)	(63,579)
Impairment charges	—	—	118,950	123,137
Depreciation & amortization	62,567	66,192	124,419	141,945
Share-based compensation	4,506	3,106	8,457	6,883
Restructuring and other costs	18,511	5,419	25,883	12,435
Adjusted EBITDA	$97,282	$(63,475)	$64,611	$(12,184)

Reconciliation of Corporate Expenses to Adjusted Corporate Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Corporate expenses	$(37,728)	$(32,665)	$(71,770)	$(69,003)
Restructuring and other costs	2,460	3,139	7,114	8,331
Share-based compensation	4,506	3,106	8,457	6,883
Adjusted Corporate expenses	$(30,762)	$(26,420)	$(56,199)	$(53,789)
Segment Adjusted EBITDA
The Company has two reportable segments, which it believes best reflect how the Company is currently managed – Americas and Europe. The Company’s remaining operating segments, which include China for periods before its sale on April 28, 2020 and Latin America, do not meet the quantitative thresholds to qualify as reportable segments and are disclosed as “Other.”
Segment Adjusted EBITDA is the profitability metric reported to the Company's chief operating decision maker for purposes of making decisions about allocation of resources to, and assessing performance of, each reportable segment. Segment Adjusted EBITDA is a GAAP financial measure that is calculated as Revenue less Direct operating expenses and SG&A expenses, excluding restructuring and other costs. Restructuring and other costs include costs associated with cost savings initiatives such as severance, consulting and termination costs, and other special costs.
Conference Call
The Company will host a conference call to discuss results on July 29, 2021 at 8:30 a.m. Eastern Time. The conference call number is 877-665-6356 (U.S. callers) and 270-215-9897 (International callers), and the access code for both is 2397443. A live audio webcast of the conference call will also be available on the events section of the Clear Channel Outdoor Holdings, Inc. website (investor.clearchannel.com). After the live conference call, a replay of the webcast will be available for a period of 30 days on the recent events section of the Clear Channel Outdoor Holdings, Inc. website.
About Clear Channel Outdoor Holdings, Inc.
Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is one of the world’s largest outdoor advertising companies with a diverse portfolio of more than 500,000 print and digital displays in 27 countries across North America, Europe, Latin America and Asia, reaching millions of people monthly. A growing digital platform includes more than 17,000 digital displays in international markets and more than 2,000 digital displays (excluding airports), including more than 1,500 digital billboards, in the U.S.
Comprised of two business divisions – Clear Channel Outdoor Americas (CCOA), the U.S. and Caribbean business division, and Clear Channel International (CCI), covering markets in Europe, Latin America and Asia – CCO employs more than 4,600 people globally. More information is available at investor.clearchannel.com, clearchanneloutdoor.com and clearchannelinternational.com.
For further information, please contact:
Investors:
Eileen McLaughlin
Vice President - Investor Relations
(646) 355-2399
InvestorRelations@clearchannel.com

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about our guidance and outlook, our business plans, our strategies, our expectations about certain markets, our cost savings initiatives, our bookings, our restructuring plans and our liquidity are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict.
Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the impact of the COVID-19 pandemic on our operations and on general economic conditions; weak or uncertain global economic conditions and their impact on the level of expenditures on advertising; our ability to service our debt obligations and to fund our operations and capital expenditures; the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings; industry conditions, including competition; our ability to obtain and renew key contracts with municipalities, transit authorities and private landlords; technological changes and innovations; shifts in population and other demographics; fluctuations in operating costs; changes in labor conditions and management; regulations and consumer concerns regarding privacy and data protection; a breach of our information security measures; legislative or regulatory requirements; restrictions on out-of-home advertising of certain products; our ability to execute restructuring plans; the impact of future dispositions, acquisitions and other strategic transactions; third-party claims of intellectual property infringement, misappropriation or other violation against us or our suppliers; risks of doing business in foreign countries; fluctuations in exchange rates and currency values; the effects of Brexit on our business; volatility of our stock price; the effect of analyst or credit ratings downgrades; our ability to continue to comply with the applicable listing standards of the New York Stock Exchange; the ability of our subsidiaries to dividend or distribute funds to us in order for us to repay our debts; the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business; uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR; the risk that our historical financial information is not necessarily representative of the results we would have achieved as an independent public company and may not be a reliable indicator of future results; the risk that indemnities from iHeartMedia will not be sufficient to insure us against the full amount of certain liabilities; our dependence on our management team and other key individuals; and certain other factors set forth in our other filings with the SEC. This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive.
This press release includes forward-looking statements about our expected cost savings as a result of measures taken in response to the COVID-19 pandemic and their impact on our liquidity. We may cease these cost savings initiatives or modify them at any time in response to changes in economic conditions or other factors, and we may incur unanticipated costs that offset our anticipated cost savings as we navigate the challenges of the current environment. Additional factors may emerge as a result of the COVID-19 pandemic that could cause these expectations to change. In light of the evolving impact of the COVID-19 pandemic, the magnitude and duration of its impact on our cost savings initiatives, our results of operations and our overall liquidity position will not be known until future periods.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Other key risks are described in the section entitled "Item 1A. Risk Factors" of the Company’s reports filed with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the three months ended June 30, 2021. Except as otherwise stated in this press release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.